Phillips 66 Partners Reports Fourth-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Fourth-Quarter Earnings

Highlights

Fourth Quarter

•	Delivered earnings of $98 million; adjusted EBITDA of $161 million

•	Increased quarterly distribution 5 percent to $0.558 per common unit

•	Completed $1.3 billion acquisition of logistics assets from Phillips 66

•	Acquired southeast Louisiana NGL system

•	Started up Sacagawea Pipeline

Full-Year 2016

•	Increased fourth-quarter distributions per common unit by 22 percent year-over-year

•	Completed $2.3 billion in acquisitions from Phillips 66

•	Executed $461 million in third-party acquisitions and organic capital spending

HOUSTON, Feb. 3, 2017 – Phillips 66 Partners LP (NYSE: PSXP) announces fourth-quarter 2016 earnings of $98 million, or $0.65 per common unit. Cash from operations was $121 million, and distributable cash flow was $130 million. Adjusted EBITDA was $161 million in the fourth quarter, compared with $111 million in the third quarter. The distribution coverage ratio was 1.48x for the fourth quarter.

“We had a strong quarter and increased adjusted EBITDA by 85 percent over the prior year,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “In 2016 we successfully completed $2.6 billion in acquisitions from Phillips 66 and third parties while executing our organic capital program. The Partnership remains on track to achieve $1.1 billion of run-rate EBITDA by the end of 2018.”

“During the fourth quarter we completed a $1.3 billion acquisition of Phillips 66 logistics assets, our largest acquisition to date, and finalized the purchase of a southeast Louisiana NGL system. We started operation of the Sacagawea Pipeline and progressed development of the eastern leg of the Bayou Bridge Pipeline. This growth activity supported our distribution increase of 5 percent over the previous quarter, with continued strong distribution coverage.”

On Jan. 18, 2017, the general partner’s board of directors declared a fourth-quarter 2016 cash distribution of $0.558 per common unit. The fourth-quarter distribution represents a 5 percent increase over the third-quarter 2016 distribution of $0.531 per common unit. The Partnership has increased its distribution every quarter since its inception with a compound annual growth rate (CAGR) of 35 percent.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Financial Results

Phillips 66 Partners’ earnings for the fourth quarter of 2016 were $98 million, compared with $83 million in the third quarter. The increase was primarily due to the October 2016 acquisition of crude, refined products and NGL logistics assets from Phillips 66, as well as the November 2016 acquisition of the River Parish NGL System (formerly called the TENDS Pipeline System) located in southeast Louisiana.

Liquidity, Capital Expenditures and Investments

As of Dec. 31, 2016, total debt outstanding was $2.4 billion. The partnership had $2 million in cash and cash equivalents and $540 million available under its $750 million revolving credit facility.

In October 2016, Phillips 66 Partners issued $1.1 billion of senior notes. Net proceeds from the issuance funded the cash portion of the October acquisition.

The Partnership’s total capital spending for the quarter was $254 million, which included $14 million of maintenance capital. Expansion capital included the River Parish NGL acquisition, as well as construction of the Bakken joint venture projects, progress on the Bayou Bridge Pipeline and the expansion of the Sand Hills Pipeline.

Strategic Update

The Bayou Bridge Pipeline, in which the Partnership holds a 40 percent interest, began operations in April 2016 from Nederland, Texas, to Lake Charles, Louisiana. Development continues on the section from Lake Charles to St. James, Louisiana, with commercial operations for this segment expected to begin in the fourth quarter of 2017.

The Sacagawea Pipeline joint venture began operations in the fourth quarter of 2016. This North Dakota pipeline connects Bakken crude production to the Partnership’s jointly owned Palermo Rail Terminal.

In October 2016, Phillips 66 Partners acquired crude, refined products and NGL logistics assets that support the Phillips 66-operated Bayway, Billings, Borger and Ponca City refineries.

In November 2016, the Partnership completed the third-party acquisition of the River Parish NGL System, an NGL pipeline and storage system located in southeast Louisiana. The system is connected to third-party fractionators, a petrochemical plant and several refineries, including the Phillips 66 Alliance Refinery.

Phillips 66 Partners announced its 2017 capital budget of $437 million, which includes $381 million directed toward expansion projects and $56 million for maintenance.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EST to discuss the Partnership’s fourth-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Rosy Zuklic (investors) 832-765-2297 rosy.zuklic@p66.com	C.W. Mallon (investors) 832-765-2297 c.w.mallon@p66.com
Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Fourth-Quarter Earnings

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” and “run-rate EBITDA.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Run-rate EBITDA is a forecast of future EBITDA, and is based on the Partnership’s projections of annual EBITDA inclusive of current assets and future potential acquisitions by the Partnership. Run-rate EBITDA is included to demonstrate management’s intention of future growth through acquisitions and organic projects. We are unable to present a reconciliation of run-rate EBITDA to net income, which is the nearest GAAP financial measure, because certain elements of net income, including interest, depreciation and taxes, were not used in the forecasts and are therefore not available. Together, these items generally result in run-rate EBITDA being significantly higher than net income. The disaggregation of capital spending between expansion/growth and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because the Partnership will generally fund maintenance capital spending with cash from operating activities and fund expansion/growth capital spending with financing activities. We believe this is an important distinction in our liquidity profile.

References in the release to earnings and capital spending refer to net income and capital spending attributable to the Partnership, respectively. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q4 2016	Q3 2016*
Selected Income Statement Data
Total revenues and other income	$228	222
Net income	102	112
Net income attributable to the Partnership	98	83

Adjusted EBITDA	161	111
Distributable cash flow	130	102

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.65	0.57

Selected Balance Sheet Data
Cash and cash equivalents	$2	19
Equity investments	1,142	1,104
Total assets	4,109	3,902
Total debt	2,411	1,142
Equity held by public
Common units	1,795	1,790
Equity held by Phillips 66
Common units	476	469
General partner	(704)	(600)
*Prior-period financial information has been retrospectively adjusted for acquisition of businesses under common control.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q4 2016	Q3 2016*
Revenues and Other Income
Operating revenues—related parties	$193	181
Operating revenues—third parties	9	7
Equity in earnings of affiliates	26	33
Other income	—	1
Total revenues and other income	228	222

Costs and Expenses
Operating and maintenance expenses	54	54
Depreciation	25	25
General and administrative expenses	15	17
Taxes other than income taxes	9	4
Interest and debt expense	21	10
Other expenses	1	—
Total costs and expenses	125	110
Income before income taxes	103	112
Provision for income taxes	1	—
Net Income	102	112
Less: Net income attributable to predecessors	4	29
Net income attributable to the Partnership	98	83
Less: General partner’s interest in net income attributable to the Partnership	29	26
Limited partners’ interest in net income attributable to the Partnership	$69	57
*Prior-period financial information has been retrospectively adjusted for acquisition of businesses under common control.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Selected Operating Data
	Thousands of Barrels Daily
	Q4 2016	Q3 2016
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly-Owned Pipelines
Crude oil*	1,007	981
Refined products and natural gas liquids*	961	855
Total	1,968	1,836

Select Joint Venture Pipelines(2)
Natural gas liquids	333	346

Terminals
Terminal throughput and storage volumes(3)
Crude oil*(4)	563	541
Refined products and natural gas liquids*	907	822
Total	1,470	1,363
*Prior-period financial information has been retrospectively adjusted for acquisition of businesses under common control.
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Sand Hills and Southern Hills pipelines (100 percent basis).
(3) Terminal throughput and storage volumes include leased capacity converted to a MBD-equivalent based on capacity divided by days in the period.
(4) Crude oil terminals include Bayway and Ferndale rail rack volumes.

	Dollars per Barrel
	Q4 2016	Q3 2016
Revenue
Average pipeline revenue*†	$0.60	0.59
Average terminal and storage revenue*	0.40	0.41
*Prior-period financial information has been retrospectively adjusted for acquisition of businesses under common control.
† Excludes average pipeline revenue per barrel from equity affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q4 2016	Q3 2016
Capital Expenditures and Investments
Expansion	$240	109
Maintenance	14	3
Total Partnership	254	112

Predecessors*	5	24
Total Consolidated	$259	136
*Prior-period financial information has been retrospectively adjusted for acquisition of businesses under common control.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Cash Distributions
	Millions of Dollars
	Q4 2016	Q3 2016
Cash Distributions†
Common units—public	$24	22
Common units—Phillips 66	36	34
General partner—Phillips 66	28	26
Total	$88	82

Cash Distribution Per Unit (Dollars)	$0.558	0.531

Coverage Ratio*	1.48x	1.24x
† Cash distributions declared attributable to the indicated periods.
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q4 2016	Q3 2016*	YTD 2016*	YTD 2015*
Reconciliation to Net Income
Net Income	$102	112	408	306
Plus:
Depreciation	25	25	96	61
Net interest expense	21	10	52	34
Provision for income taxes	1	—	2	—
EBITDA	149	147	558	401
Distributions in excess of equity earnings	10	1	17	12
Expenses indemnified or prefunded by Phillips 66	2	—	6	2
Transaction costs associated with acquisitions	—	2	4	2
Less: EBITDA attributable to Predecessors	—	39	142	151
Adjusted EBITDA	161	111	443	266
Plus:
Deferred revenue impacts**	4	4	11	4
Less:
Net interest	21	10	52	34
Maintenance capital expenditures	14	3	22	8
Distributable Cash Flow	$130	102	380	228
*Prior-period financial information has been retrospectively adjusted for acquisition of businesses under common control.
**Difference between cash receipts and revenue recognition.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q4 2016	Q3 2016*	YTD 2016*	YTD 2015*
Reconciliation to Net Cash Provided by Operating Activities
Net cash provided by operating activities	$121	128	492	392
Plus:
Net interest expense	21	10	52	34
Provision for income taxes	1	—	2	—
Changes in working capital	12	8	28	(12)
Undistributed equity earnings	(5)	3	(1)	—
Accrued environmental costs	(1)	—	(1)	(1)
Other	—	(2)	(14)	(12)
EBITDA	149	147	558	401
Distributions in excess of equity earnings	10	1	17	12
Expenses indemnified or prefunded by Phillips 66	2	—	6	2
Transaction costs associated with acquisitions	—	2	4	2
Less: EBITDA attributable to Predecessors	—	39	142	151
Adjusted EBITDA	161	111	443	266
Plus:
Deferred revenue impacts**	4	4	11	4
Less:
Net interest	21	10	52	34
Maintenance capital expenditures	14	3	22	8
Distributable Cash Flow	$130	102	380	228
*Prior-period financial information has been retrospectively adjusted for acquisition of businesses under common control.
**Difference between cash receipts and revenue recognition.